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9(b)(xv)

                                LETTER AGREEMENT

                            SSgA LARGE CAP VALUE FUND
                    SSgA LARGE CAP GROWTH OPPORTUNITIES FUND

August 28, 2003


Frank Russell Investment Management Company
909 A Street
Tacoma, WA  98402

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Administration Agreement between the SSgA Funds and Frank Russell Investment Management Company, dated April 12, 1988, as amended, the SSgA Funds advise you that it is creating two new series to be named SSgA Large Cap Value Fund and SSgA Large Cap Growth Opportunities Fund (the "Funds"), and that the SSgA Funds desire Frank Russell Investment Management Company to serve as Administrator with respect to each Fund pursuant to the terms and conditions of the Administration Agreement. The Administrator to the Funds will charge a fee for its services to the Funds as determined by the currently effective Administration Agreement.

Notwithstanding anything to the contrary in Paragraph 11(b), the initial term of the Administration Agreement with respect to the Fund shall be until April 12, 2004.

Please acknowledge your acceptance of acting as Administrator to the Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS

By:
   -----------------------------
     Lynn L. Anderson
     President

ACKNOWLEDGED AND ACCEPTED

Frank Russell Investment Management Company

By:
   -----------------------------
     J. David Griswold
     Associate General Counsel
       and Assistant Secretary